Exhibit 10.2
Exhibit 1
HCA Inc.
Restricted Share Unit Agreement
     This RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”) is made and entered into as of the ___ day of March, 2011 (the “Grant Date”), between HCA Inc., a Delaware corporation (the “Company”), and [officer], (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Company’s 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates (the “Plan”).
     WHEREAS, the Company has adopted the Plan, which permits the issuance of Restricted Share Units; and
     WHEREAS, in the Compensation Committee of Board of Directors of the Company (the “Committee”) has administered the 2010 Senior Officer Performance Excellence Program (the “2010 PEP”) and determined that Grantee is entitled to an award thereunder, a portion of which is payable as a restricted share unit award under the Plan;
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Grant of Restricted Share Unit Award.
          1.1 The Company hereby grants to the Grantee an award (“Award”) of [number] Restricted Share Units (“RSUs”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. A bookkeeping account will be maintained by the Company to keep track of the RSUs and any dividend equivalent units that may accrue as provided Section 3.
          1.2 This Agreement shall be construed in accordance and consistent with, and subject to, the terms of the Plan; and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same meanings as are set forth in the Plan.
          1.3 The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the RSUs shall vest in accordance with Section 2 hereof. This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or the laws of descent and distribution.
     2. Vesting and Payment.
          2.1 General. Except as provided in Section 2.2 and Section 2.3, the Award shall vest on the second anniversary of the date hereof with respect to one-half (1/2) of the RSUs, and shall expire with respect to the remaining RSUs on the third anniversary of the Grant Date (each, a “Vesting Date”).

          2.2 Early Vesting. Notwithstanding Section 2.1 above, but subject to Section 2.3, all RSUs covered by the Award shall immediately vest upon the occurrence of a Change in Control or upon the Grantee’s death or Disability. For purposes of this Agreement, “Disability” shall have the same meaning as such term is defined under Section 409A of the Code.
          2.3 Termination of Employment. Except as provided in Section 2.2 or as otherwise provided by the Committee, if the Grantee’s service as an employee of the Company terminates for any reason, the Grantee shall forfeit all rights with respect to all RSUs that are not vested on such date; provided, that in the event of the Grantee’s Retirement, the Grantee shall become vested in any RSUs that were, immediately prior to such Retirement, unvested, and such newly vested RSUs shall continue to be payable on each applicable Vesting Date that occurs following the date of such Retirement as provided in Section 2.1 or, if earlier, upon the occurrence of an event described in Section 2.2. For purposes of this Agreement, “Retirement” means Grantee’s resignation from service with the Company (and its subsidiaries, if applicable) (i) after attaining 65 years of age or (ii) after attaining 60 years of age and completing three years of service with the Company or any of its subsidiaries.
          2.4 Settlement. The Grantee shall be entitled to payment in respect of the RSUs covered by this Agreement at the time that such RSUs vest pursuant to Section 2.1, Section 2.2 or Section 2.3, as applicable (any such date, the “Payment Date”). Such payment shall be made as promptly as practicable thereafter (but in no event after the thirtieth day following the Payment Date), through the issuance to the Grantee (or to the executors or administrators of Grantee’s estate in the event of the Grantee’s death) of a stock certificate (or evidence such Shares have been registered in the name of the Grantee with the relevant stock agent) for a number of Shares equal to the number of such vested RSUs and dividend equivalent units.
     3. Dividend Rights.
     The Grantee shall receive dividend equivalent rights in respect of the RSUs covered by this Award at the time of any payment of dividends to stockholders on Shares (the “dividend equivalent units”). The RSUs will be credited with dividend equivalent units for cash dividends paid on shares of the Company’s Common Stock by (a) multiplying the cash dividend paid per Share by the number of RSUs (and previously credited dividend equivalent units) outstanding and unpaid, and (b) dividing the product determined above by the Fair Market Value of a Share, in each case, on the date the dividend is declared. The RSUs will be credited with dividend equivalent units for stock dividends paid on shares of the Company’s Common Stock by multiplying the stock dividend paid per Share by the number of RSUs (and previously credited dividend equivalent units) outstanding and unpaid on the date the dividend is declared. Each dividend equivalent unit has a value equal to one Share. Dividend equivalent units will vest and be payable at the same time as the RSU to which the dividend equivalent unit relates.

     4. No Right to Continued Service.
     Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right to continue service as an officer or employee of the Company.
     5. Adjustments.
     The provisions of Section 8 and Section 9 of the Plan are hereby incorporated by reference, and the RSUs (and any dividend equivalent units) are subject to such provisions. Any determination made by the Committee or the Board pursuant to such provisions shall be made in accordance with the provisions of the Plan and shall be final and binding for all purposes of the Plan and this Agreement.
     6. Plan Governs.
     The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.
     7. Modification of Agreement.
     Subject to the restrictions contained in Sections 6 and 10 of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.
     8. Section 409A.
     Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the RSUs to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, settlement of the RSUs may not so qualify, and in that case, the Committee shall administer the grant and settlement of such RSUs in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of a Participant’s termination of employment with the Company and all Service Recipients, the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section

409A of the Code until the date that is six months and one day following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. Each payment of RSUs (and related dividend equivalent units) constitutes a “separate payment” for purposes of Section 409A of the Code.
     9. Severability.
     If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.
     10. Governing Law.
     The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of law principles thereof, except to the extent that such laws are preempted by Federal law.
     11. Successors in Interest.
     This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.
     12. Resolution of Disputes.
     Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.
     13. Notices.
     All notices required to be given under this Award shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	HCA Inc.
One Park Plaza

Nashville, TN 37203
Attn: Vice President — Compensation

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.
     IN WITNESS WHEREOF, the parties have caused this Restricted Share Unit Agreement to be duly executed effective as of the day and year first above written.

HCA Inc.
By:

Grantee:

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Grantee:

Signature